May 30, 1995





Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:  Inland Steel Industries, Inc.
     Registration Statement on Form S-8
    _____________________________________


Ladies and Gentlemen:

     As Vice President-Corporate Development, General Counsel and Secretary of Inland Steel Industries, Inc., a Delaware corporation, (the "Company"), I am familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 additional shares (the "Shares") of Common Stock, $1.00 par value per share, of the Company issuable pursuant to the Inland 1995 Incentive Stock Plan (the "Plan").

     As such Counsel, I have examined and am familiar with the Certificate of Incorporation, as amended, and the By-laws, as amended, of the Company and with the corporate proceedings of the Company taken with respect to the authorization of the issuance of the Shares. I have also examined such other documents as I have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, I am of the opinion that:

          (1) The Company is a duly organized and validly existing corporation under the laws of the State of Delaware; and

          (2) The issuance of the Shares has been duly authorized and the Shares, when issued as contemplated in the Plan, will be duly and validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement being filed in connection with the above-mentioned registration.

                                   Very truly yours,



                                   David B. Anderson
                                   Vice President-Corporate
                                     Development, General Counsel
                                     and Secretary